EXHIBIT 99.2

     PRESENTATION

Operator

     Good morning and welcome to ProxyMed conference call to discuss the financial results for the first quarter of 2004 and updated 2004 guidance.

     [OPERATOR INSTRUCTIONS].

Today’s conference call is being Web cast and replays of the call will be available on the Internet at www.proxymed.com shortly after this call. Leading today’s call from ProxyMed are Mike Hoover, Chairman and CEO, Nancy Ham, President and COO and Gregg Eisenhauer, Executive Vice-President and CFO.

Before the discussion begins, please be reminded that statements made by ProxyMed during this call including answers given in response to the questions are intended to fall within the safe harbor provisions of the securities law and actual results might difference materially from those in this statement. Such statements are subject to a variety of risks, many which are discussed in the company’s most recent form 10-K and other SEC filings, which the company strongly urges you to read and which are available on the company’s Web site or obtain from the investor relations department.

At this time I turn the presentation over to Mike Hoover.

Mike Hoover - ProxyMed — Chairman and CEO

     Thank you, Adam and thank you everyone for joining us this morning for discussion of the first quarter results. Although HIPAA and its associated challenges continue to figure prominently in the first quarter, the team has worked through these issues alongside the rest of the industry and is successfully weathering the HIPAA storm.

Our Transaction Services business continued to grow with total transactions of 59.8 million. This positive progress, along with the contributions from a well-integrated cost containment division has resulted in record revenues of $20.5 million in the first quarter. This exceeded our revenue guidance by $500,000 and represents an increase of almost 18% over the first quarter of 2003. In addition, our net loss of $0.05 per share was better than our guidance of a loss of between $0.06 and $0.10 per share.

The highlight of the quarter, of course, was completing our acquisition of PlanVista Corporation. This highly strategic transaction is a core building block in our ongoing strategy to extend our traditional transaction-processing platform by adding all the pieces necessary to control and add value to the entire transaction processing cycle among providers, payers and patients.

With the addition of PlanVista’s suite of medical cost containment and business processing out-sourcing, or BPO solutions, ProxyMed now has a comprehensive and innovative end-to-end claims processing solution that encompasses data and network management, inbound claims transaction processing, claims re-pricing and claims payment. In addition we acquired new physician and payer customers that we can now add to our cross-selling efforts.

The core rationale for the acquisition of PlanVista is our strategy to “re-monetize” our EDI claims processing business, where we have traditionally generated revenue of approximately $0.25 a claim. In our new cost containment business we can generate between $8 and $10 per re-priced claim. Obviously, we can expand our new service to our existing payers, or our existing claims, the bottom line is that we can create more value to our customers through reduced claims cost while generating more operating profit to us, with respect to each and every claim that moves through our platform. As one example, we are working on launching a unique integrated claims management solution that includes both claims submission and claims repricing services in a single seamless workflow. These kinds of innovative services will position us to accelerate our top-line growth and support increasing operating margins.

One key aspect of the strategy is leveraging our connectivity and relationships with these payers by cross-selling them our new, high margin services. We’ve already demonstrated the potential power of selling our new cost containment solutions to our large existing payers by signing two separate contracts with Great-West Healthcare, one for our payer service BPO service and one for our medical cost containment. Our cross-selling sales pipeline appears promising and we look forward to keeping you updated throughout the year with our successes.

And speaking of successes, I am delighted to give you an update on our prior acquisition MedUnite. You may recall that the deal had an innovative incentive for the former shareholders of MedUnite to more than double their revenue to us over a three and a half year period. I am pleased to report that the former shareholders, which are seven of the nation’s largest insurance companies and NDCHealth have met their first revenue target, which Gregg will talk about shortly.

So with that brief overview, let me turn it over to Nancy and Gregg for all the details. Nancy?

Nancy Ham - ProxyMed — President and COO

     Good morning, everyone. I look forward to later this year when I can get on a quarterly update call and not have to talk about HIPAA, but for now it’s still very much with us. During the quarter, we made steady progress on migrating our payers, and as of this week we have approximately 76% of our volume migrated to HIPAA compliant interface with the payer. We are focused now on completing the migrations of our remaining Medicare connections by the end of June. At that point we will have over 95% of our outbound payer volume migrated with the changes finishing up our smaller payers.

Challenges with HIPAA continue to depress revenue growth and operating margins in our claims processing business. As we discussed on our last call, front-end rejection rates remain high when compared to historic levels. Implementation of new HIPAA mandated limits has resulted in rejections of more claims back to the providers. Given the uncertainty around HIPAA, instead of determining how to repair these rejected claims and to resubmit them electronically, providers seem to be dropping these rejected claims to paper in their office and mailing them to the payer. We previously estimated that in the first quarter these higher reject rates costs a missed revenue to us as close to half a million dollars.

In the first quarter, our efforts to reduce front-end rejection percentages back towards pre-HIPAA levels had some success allowing us to narrow the missed revenue opportunity to approximately $340,000.

HIPAA challenges continue to affect the expense side as well. Our full-time staffing levels are very high in all departments from enrollment to support to account management when compared with historic levels. And even with this increased staff, we are incurring significant expense in other areas to bolster interim capacity. For example, over time and contracted and temporary help alone totaled over $325,000 for the quarter. Although these expenses are depressing current results, we consider them vital investments to improve our ability to provide service to our providers in these challenging times.

Looking now at transactions, we processed a total of 59.8 million transactions in the first quarter. I want to point out, however, that we had a very large spike in encounters associated with the specific California payer initiative to motivate IPAs to get current on their encounters submissions. We believe that IPAs erred on the side of caution and resubmitted both old and new encounters and this skewed encounter results to the high side. For core transactions, which exclude encounters, we processed 49.9 million transactions. Please note that core transactions included 375,000 claims from our new cost containment business.

So far, I really only talked about our HIPAA efforts with our payers. It’s important to understand that this only addresses the connection between us and the payer. On the submitter side it’s a whole different story. Providers generally must upgrade or purchase new software in order to be able to originate and send transactions in a HIPAA compliant format. This can be very expensive and disruptive to healthcare practices, costing providers from thousands to hundreds of thousands of dollars depending on the practice management system on the practice side. As an alternative, providers can rely on us to continue to accept their legacy formats and translate them into HIPAA compliant transaction. Significantly, we provide this service at NO incremental cost to the providers. This data bridging along with services such as aggregation, security, telecommunications and reporting are central to our value equations. The vast majority of our providers have opted for this approach. As a result, only about 10% of our current in bound volume is sent to us from the provider in a HIPAA-compliant format.

As for life beyond HIPAA, we have been progressing in a number of other areas. For example, we made good progress on adding more connections for newer transaction step as with electronic remittance advice and eligibility verification. As these new payer connections move into production during the remainder of the year we anticipate finally experiencing one and perhaps the only positive aspect of HIPAA, which will be a big bang in new transactional content we can sell our providers and payers. We are particularly excited about the electronic remittance advice, or ERA, which serves a crucial role in closing out the claims processing and payment cycle for our customers.

In addition, we made some masterful progress during the quarter on new product development, including releasing into beta our first Web-based self service tool, ProxyEnroll, which handles enrollment for our providers and providers. This is the first in a planned suite of Web suite tools coming online over the next 12 to 18 months. These tools are designed to provide self-service options to our customers, which has the twin benefits of speeding up our service cycles while reducing inbound calls volumes to our support center. In addition, we hope that these new tools will allow us to integrate more closely with our POMIS partners, deepening our relationship and increasing our value equation to them. This shifts our ability to compete for new business from price to service. And we are indeed a service business. Together with our Phoenix platform, upon which we will continue to roll-out new capabilities such as our data warehouse and messaging service over the balance of the year, these tools are critical aspects of our plan to build the Healthcare transactions processing solution of the future.

Turning now to our new medical cost containment and BPO business, we couldn’t be more pleased with where we are. The integration of the business has progressed very well and has been aided by the strong cultural alignment between the organizations. Our new associates are customer oriented, have a passion for service and quality, and know that they succeed as a team. We are delighted to have them join the ProxyMed family!

On the business front, we are focused on leveraging the newly expanded provider and payer and customer basis. Some of the initiatives underway include establishing direct connections to targeted payers, upselling paper-based physicians our EDI services and cross-selling our new services to existing ProxyMed payers. As Mike mentioned, the early sales pipeline is promising.

In the business, we achieved several important successes in the quarter. First we closed and implemented two important contracts with Great-West Healthcare. Great-West had been a ProxyMed EDI client for several years and we were able to expand this relationship into two new services. The first service, a BPO contract, for our payer serve solution for network management services, went live on January 1. With this product, we assumed responsibility for loading and maintaining network data for the Great-West network for several regional networks, all for the external use of TPA clients. The second contract signed in February, allows Great-West access to NPPN network for claims re-pricing and for the reduction of medical claims cost. This contract went live on April 1. Both programs are ramping up and operating well.

On an overall basis claim re-pricing volume for the quarter was up strongly over the first quarter of 2003 with March setting a new monthly record. On the technology front, our Internet re-pricing system ClaimPassXL® continues to produce excellent results with clients increasing their usage by 21% over a year ago. We now receive 70% plus of our claims for our re-pricing service electronically. This high adoption technology allows us to provide industry-leading service and turn around times for our client while lowering our internal processing cost. We expect to also facilitate the synergistic combination of our traditional transaction processing services with our new cost containment and BPO solutions.

In our clinical transaction business we continue to be pleased with the steady growth in prescription services unit. In the first quarter, we broadened and deepened our e-prescribing network adding a net new 650 direct and partner physicians and signing agreements with two pharmacy software vendors representing approximately 3,000 independent and small chain pharmacies. We are currently in the implementation of certifications process with both of these new partners. Transaction volume for the quarter reflects the expansion and is up 28% over the same period last year. And we anticipate transaction growth of 25 to 30% over the balance of the year. On the business development front, we are participating in a number of industry initiatives, including the e-Health initiative and ongoing hearing of NCVHS, the National Committee On Vital

Healthcare Statistics. With the White House publicly promoting the adoption of electronic medical records, and activity around the new Medicare drug bill running strong, we believe that e-prescribing can grow to being a significant revenue and earnings contributor for us over the next three years.

Turning now to our Laboratory Services Division, we have cautioned on our last call that we expected a very weak first quarter in both the contract manufacturing and lab device business largely due to a soft start in January and an ordering pattern that shifted several large orders into April. This unfortunately turned out to be an accurate expectation with revenue and EBITDA both down sequentially as well as year-over-year. However, our longer-term expectation remains that the business will be steady on a full year basis, and we’ve gotten off to a great start for the second quarter.

We did celebrate a couple milestones in the quarter. Most notably, we received our second large non-national lab order in as many quarters. This is a continued sign of growth in the small to mid-size hospital and independent lab market. Industry observers are speculating that the lab market may have “over-consolidated” leaving a service vacuum. Mid-size hospitals and independent labs see this opportunity and are moving in to grab market share and ProxyMed is leveraging our position to assist with this initiative.

In addition, in conjunction with the new market dynamic, we successfully launched a new leasing program to offer options to these small and mid-size labs. By leasing our products, they can move more aggressively to expand their market share without incurring large up-front capital costs. The benefit to ProxyMed is the opportunity to re-grow our recurring revenue base. The lab division long held a profitable lease base, but this gradually declined over time as clients opted for purchase options rather than leasing. This leasing program is targeted at reversing this trend and rebuilding the recurring revenue base.

And with that I’ll turn it over to Gregg.

Gregg Eisenhauer - ProxyMed — EVP and CFO

     Thank you, Nancy and good morning, everyone.

As Mike said earlier, we are pleased to report record revenues for the quarter of $20.5 million, an increase of 17.6% compared to the same period last year. Sequentially, revenues increased by $2.1 million or 11.7%. Overall, revenues exceeded the high end of our guidance range, which was $19 million to $20 million.

The acquisition of PlanVista dramatically changes the pricing dynamics of our business. In our EDI business, we process over 230 million transactions a year, but we generate revenue of less than a quarter on each one. Needless to say, at that price it takes an enormous effort to grow revenues and margins substantially. By contrast in cost containment, we processed about 4 million transactions in 2003, but our revenue was over $8.00 per claim. Clearly, this merger will have an enormous impact on our rate per transaction!

By cross-selling our new cost containment services to ProxyMed’s extensive physician base, the result will be to shift the traditional mix of cost containment services from hospital claims towards physician claims. As a result, our cost containment rate per transaction should decline, since we earn less revenue on the lower dollar value physician claims as compared to hospital claims, but on a consolidated basis including all types of transactions, our rate per blended transaction will be significantly higher than it is today.

During the quarter, EBITDA increased to $1.8 million versus a negative EBITDA of $900,000 a year ago, and positive EBITDA of $1.5 million for the last quarter. This was near the high end of our guidance of $1.25 to $2 million, even with ongoing HIPAA expenditures and over $100,000 of non-cash charges during the quarter related to options expense, for former PlanVista employees. Looking ahead, we anticipate margin expansion as we capture the synergies and the cross-selling opportunities anticipated from the PlanVista acquisition. As soon as the deal closed on March 2nd, we moved quickly to begin the process of integrating the administrative functions such as moving all of our new associates on to ProxyMed’s benefit plans and policies. We also had fully integrated all corporate functions such as finance and accounting, insurance and real estate.

I have been very pleased that the additions to our corporate finance team as a result of this deal and we are already busy working together with the system’s conversion process to migrate PlanVista to the system ProxyMed had selected as its new financial platform. As we move forward with these plans, we continue to anticipate realizing in excess of $1 million per year of cost synergies.

Turning to the balance sheet, we have approximately $30 million of “net debt” or debt associated with the note, less our $10 million in cash. We are comfortable that we have a manageable debt load. As a result of this debt, we anticipate that interest expense will be approximately $500,000 to $600,000 per quarter for the remainder of the year up from the approximately $300,000 in the first quarter. While we are on the subject of debt, as Mike mentioned earlier, $13.4 million of our debt is convertible debt related to the MedUnite acquisition and there are three revenue triggers in this instrument. As the former shareholders hit a trigger, they gain the option to convert their debt at any time over the next few years into ProxyMed stock at $18.32 a share. We are very pleased that the former shareholders have increased their business with us enough to meet their first revenue trigger and we are currently on a mini road show to present this to each one.

We continue to expect Depreciation and Amortization will be between $2.8 million and $3.2 million per quarter, ahead of the $1.8 million we posted in the current period and consistent with our original guidance. We are, however, anticipating a lower tax burden than we had originally predicted. As we announced year-end results, we were not certain how much of the combined net operating losses we would be able to utilize. We now believe that we have enough to cover virtually all of our Federal taxes for this year. Therefore we are anticipating only $100,000 to $200,000 of tax accrual per quarter, largely for state taxes.

Finally, we recorded a net loss of $400,000 approximately or $0.05 a share in the first quarter. This compares to our guidance of a loss of $0.06 a share to $0.10 per share. This was calculated on diluted weighted average shares outstanding at $8.6 million. We anticipate our share count per quarter will be between 12.7 million and 13.3 million for the remainder of the year. As a result of the stock merger and the additional shares that the company sold privately to pay down some of PlanVista’s debt, total assets have grown to approximately $200 million and our shareholder equity is approaching $150 million. Both our market capitalization and our float have increased significantly.

With regards to guidance, our outlook for the full year remains unchanged. For your convenience, we recap the details in our press release. In that release, we also provided an outlook for the second quarter with revenue guidance of $26 million to $27 million, EBITDA of $3.5 million to $4.5 million and a net profit of $0.02 to $0.06 per share.

Lastly, I would like to say a few words about the progress towards our Sarbanes-Oxley 404 compliance. While the legislation was well intended and will probably improve corporate governance and internal controls for all companies, the costs are enormous and they fall disproportionately on a smaller company like ours. During the last quarter we initiated our internal audit department and now working with outside expert to help us document, test and remediate any areas that need improvement. The process is well underway and phase one has been completed. The $1.5 million cost of these activities combined with the systems consolidation, I spoke of earlier, will continue to artificially depress earnings for the remainder of the year and those are incorporated into our forecast.

So with that financial recap, I’ll turn it back over to Mike.

Mike Hoover - ProxyMed — Chairman and CEO

     Thanks, Gregg. I am pleased with the results of the quarter. Despite HIPAA, we made progress on a number of important initiatives, delivered revenue and EPS above our guidance, closed the PlanVista acquisition, and launched into production our first cross-sold payer.

A special highlight of the quarter for me has been has been welcoming on-board the great team on PlanVista led by Jeff Markle. The addition of so many talented executives is another building block for our future growth. In addition we are delighted to welcome Bill Bennett from PlanVista’s Board of Directors to the ProxyMed Board.

Looking ahead, I am excited about the next two to three years for our business. We have a unique opportunity to completely reinvent our traditional in bound and pre-adjudication claims processing business into a total claims management and payment solution for providers and payers. We believe it is a great win-win as we think we can demonstrably increase the ROI and value to our customers while benefiting from the high revenue and operating profit per claim for our shareholders.

In summary, we remain convinced that the key to ProxyMed’s future success remains our ability to cross sell providers and payers like we did with Great-West. On the provider side, we look forward to strong adoption of our new transaction content such as remittance advice, electronic funds transfer and real-time services. Web based self service tools will make it much easier to start doing business with us, to add on new transaction types and to receive superior responsive service. And we can now help our providers grow their patient volume by bringing them into our NPPN network.

On the payer side, we think the future is in the Business Process Outsourcing, or BPO, solutions and the good news is that we have two great solutions today. With our PayerServ product we can load and manage all of the complex provider and network rates and configurations, allowing our payers to save money through network optimization. With the FirstProxy product we can manage enterprise-wide payment remittance advices to providers. In the future, we will be adding to our portfolio by launching a brand new and comprehensive claims management BPO service. As soon as we can put HIPAA firmly behind us, we can accelerate our transformation from a traditional clearinghouse to an indispensable business partner for providers and payers.

With that, operator, we would like to open it up for any questions that anyone may have.

QUESTION AND ANSWER

Operator

     Thank you.

[OPERATOR INSTRUCTIONS].

Our first question comes from Sean Jackson of Avondale Partners.

Sean Jackson - Avondale Partners — Analyst

     Good morning. Can you talk about the contribution of the PlanVista business in the quarter? Was it pretty much as you expected or was there some strength there?

Gregg Eisenhauer - ProxyMed — EVP and CFO

     This is Gregg, Sean. It was largely as we expected. We, in some minor areas, are going to get a little better pickup going forward than we originally anticipated particularly in the area of E and O insurance. But for the month of March, things were pretty much on plan. That’s what kept us at or above the high end of our guidance.

Mike Hoover - ProxyMed — Chairman and CEO

     We had a new client that started, Great-West, on the claims re-pricing side April 1, but that was not incorporated into any of the numbers for March. So we are real excited about the contribution they are going to make in the second quarter.

Sean Jackson - Avondale Partners — Analyst

     OK. And just in relation to the guidance, I mean, you beat numbers meaningfully in the first quarter. But you are pretty much sticking the same or reiterating the ‘04 guidance. Is there some business, perhaps that, I don’t know, you took out of April and March — I’m sorry, April and May put into March? Or are you just being conservative in your guidance?

Gregg Eisenhauer - ProxyMed — EVP and CFO

     Well, again this is Gregg, Sean. I think in this environment it pays to be conservative. Certainly this is not our down side guyed falling scenario. Given that this will be the first full quarter of the grated companies, given that we are still wrestling with HIPAA issues, given that we’ve got systems consolidations and Sarbanes-Oxley to deal with, you know, in addition to all of the challenges of competing in the marketplace, I think we would like to remain cautious.

And as always, you know, we would like to guide people towards the lower ends of that range and hopefully be in a position to raise that guidance throughout the year.

Sean Jackson - Avondale Partners — Analyst

     OK and Nancy, real quick. You said the 76% of the volume has been migrated to be HIPAA compliant end of March. What was that number for the end of December?

Nancy Ham - ProxyMed — President and COO

     I don’t have that number with me Sean. I’ll make a note to follow with you off-line.

Sean Jackson - Avondale Partners — Analyst

     OK and I see, Gregg, just on the tax rate for 05. What are the expectations there?

Gregg Eisenhauer - ProxyMed — EVP and CFO

     We think that we will get some coverage in 05 on our Federal taxes from the NOLs, from actually MedUnite, ProxyMed and PlanVista all have some level of them but we will talk about that as we get to our guidance for 05 later in the year.

Sean Jackson - Avondale Partners — Analyst

     OK, thank you.

Operator

     Thank you. Our next question comes from George Hill of Thomas Weisel Partners.

George Hill - Thomas Weisel Partners — Analyst

     Hello how is it going? I had a question; sorry if I missed this on the call, could you talk about when you expected the transaction growth to re-accelerate?

Nancy Ham - ProxyMed — President and COO

     Well George, as we have been talking, HIPAA has been pressing growth in our traditional claims processing business in the fourth quarter. We certainly saw that continue into the first quarter. As we mentioned on our last call, we expected to have a depressive effect really for the first half of the year.

George Hill - Thomas Weisel Partners — Analyst

     OK. My other question is, can you talk about what the selling environment is like right now? WebMD (ph) has had some highly publicized miss-steps with its online unit with doctors rebelling. Can you talk about what is going on there?

Nancy Ham - ProxyMed — President and COO

     We think that our position in the marketplace remain strong. We have services financial, administrative and clinical. We think we are easy to do business with and we try every day to provide the very best service that we can. The selling environment remains strong for us. Providers are a little reluctant right now to make a switch until our HIPAA payer migration is complete. So that is part of what is causing the hang-up. It is perversely a very good environment for us, yet it is not driving much top-line growth just yet.

George Hill - Thomas Weisel Partners — Analyst

     OK, thank you.

Operator

     Thank you. Our next question comes from David Francis of Jefferies & Company.

David Francis - Jeffries & Co — Analyst

     Good morning, guys. Briefly on the re-pricing transactions of 375,000 that were in the quarter. Can you give us a sense as to what the dollar value per — I’m sorry, the revenue per transaction was for you guys there? And second if I missed this in the original comments I apologize, but can you give us an update as to when you expect to have the combined claims/re-pricing product available in the market and when we can get some information on physician up-take on that service? Thanks.

Gregg Eisenhauer - ProxyMed — EVP and CFO

     David, this is Gregg. I’ll take on the first one of those. The price per claim? In our cost containment group was consistent with historical. We are not going to be breaking out those numbers because we view it all as apart of our transaction services business. But we, I think we talked about last year being approximately $8 per claim submitted into our cost containment unit. And the first quarter was consistent within that range.

Nancy Ham - ProxyMed — President and COO

And Dave, to your second question, we accomplished part of the integration that’s necessary for our new claims management BPO service. We have physical connectivity between the companies. We are now working on some workflow re-engineering and supporting services. We can’t really turn our full attention to that until we complete our HIPAA migration with our payers. You’ll see a lot of progress in the summer and we hope to have something out producing revenue for us by the end of the year.

David Francis - Jeffries & Co — Analyst

     Great. Thank you.

Operator

     Thank you. [OPERATOR INSTRUCTIONS].

There appear to be no further questions at this time.

Mike Hoover - ProxyMed — Chairman and CEO

     Great. I want to thank everyone for your time today. We look forward to giving you an update of our second quarter results. Thank you. Good-bye.

Operator

     Ladies and gentlemen, thank you for participating in today’s program.

This concludes the call.

You may now disconnect.